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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 17, 1999 included in the Company's Current Report on Form 8-K dated February 25, 1999, our report on Spry, Inc. dated November 6, 1998 included in the Company's Current Report on Form 8-K dated November 13, 1998 (as amended by the Company's Current Report on Form 8-K/A filed with the SEC on December 11, 1998), and our report on NETCOM On-Line Services Communication, Inc. Domestic Subscriber Operations dated January 27, 1999 included in the Company's Current Report on Form 8-K dated February 25, 1999 into Amendment No. 2 to this Registration Statement.


ARTHUR ANDERSEN LLP

Atlanta, Georgia

April 7, 1999